Exhibit 99(a)(1)(A)

Quarterly Share Repurchase Program Tender Offer

OFFER TO PURCHASE SHARES OF COMMON STOCK FOR CASH
AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE AS OF MAY 1, 2024

THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY
MSC INCOME FUND, INC. BY 5:00 P.M., CENTRAL TIME, ON APRIL 25, 2024, UNLESS THE OFFER IS EXTENDED.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

To the Stockholders of MSC Income Fund, Inc.:

MSC Income Fund, Inc. (the “Company,” “we,” or “us”), an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), is offering to purchase the lesser of (i) the number of shares of the Company’s common stock, $0.001 par value per share (the “Shares”) the Company can repurchase with 90% of the proceeds it receives from the issuance of Shares under the Company’s dividend reinvestment plan in connection with its May 1, 2024 dividend payment and (ii) 2.5% of the weighted average number of the Shares outstanding in the prior four calendar quarters. The purpose of the offer is to provide our stockholders (“Stockholders”) with limited liquidity because there is otherwise no public market for the Shares. See Section 2 below. The offer is for cash at a purchase price equal to the net asset value per Share as of May 1, 2024 (the “Purchase Price”) as determined by the pricing committee of the Company’s Board of Directors (the “Board”), and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 5:00 p.m., Central Time, on April 25, 2024, unless extended by us (the “Expiration Date”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

IMPORTANT INFORMATION

Stockholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such institution to effect a tender on their behalf. Tendering Stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Company reserves the absolute right to reject tenders determined not to be in appropriate form.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NEITHER THE COMPANY, THE BOARD, MSC ADVISER I, LLC (THE “ADVISER”) NOR HINES SECURITIES, INC., MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD, THE ADVISER OR HINES SECURITIES, INC. AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD, THE ADVISER OR HINES SECURITIES, INC. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the materials pertaining to the Offer shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

The Date of this Offer to Purchase is March 26, 2024.

TABLE OF CONTENTS

i

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning the Offer. For a more complete discussion of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

•We are offering to purchase the lesser of (i) the number of Shares we can repurchase with 90% of the proceeds we receive from the issuance of Shares under our dividend reinvestment plan (“DRIP”) in connection with our May 1, 2024 dividend payment and (ii) 2.5% of the weighted average number of the Shares outstanding in the prior four calendar quarters. The Offer is for cash at the Purchase Price as determined by the pricing committee of the Board, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The number of Shares available to be repurchased is dependent on the Purchase Price.

Why is the Company making the Offer?

•The Offer is designed to provide limited liquidity to Stockholders because there is otherwise no public market for the Shares. Under our share repurchase program, we plan to conduct quarterly tender offers for the lesser of (i) the number of Shares we can repurchase with the proceeds we receive from issuance of Shares under our DRIP and (ii) 2.5% per quarter of our weighted average number of outstanding Shares in the prior four calendar quarters, at the discretion of our Board of Directors. For the purposes of this Offer, the Company has determined that the aggregate repurchase will equal 90% of the amount of the DRIP proceeds resulting from the May 1, 2024 dividend payment.

When will the Offer expire, and may the Offer be extended?

•The Offer will expire on the Expiration Date. The Company may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 14 below.

Are there conditions to the Offer?

•Yes. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro-rata basis, subject to “odd lot” priority as described in Section 1 below, in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). See Section 3 below for a more complete description of the conditions to the Offer.

How do I tender my Shares?

•If your Shares are registered in your name, you should obtain the Offer, which consists of this Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, read the materials, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Company at the address listed in Section 4 of this Offer to Purchase, in proper form, before the Expiration Date (if the Offer is extended by the Company, the new deadline will be as stated in the public announcement of the extension). If your Shares are custodial held or broker controlled, approval signoff is required from such third party, and the Letter of Transmittal must be signed by the third party. See Section 4 below.

May I tender only a portion of the Shares that I hold?

•Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of a pro-rata reduction in Shares repurchased, an Odd Lot Holder, as defined in Section 1 below, must tender all Shares owned by any such Odd Lot Holder.

Is there any cost to me to tender?

•There is no cost charged by the Company in connection with the Offer. Your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

•Yes, you may withdraw your Shares at any time prior to the Expiration Date by submitting a Notice of Withdrawal to the Company at the address listed in Section 4 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after May 22, 2024 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below for more details.

How do I withdraw tendered Shares?

•A Notice of Withdrawal of tendered Shares must be timely received by the Company specifying the name of the Stockholder who tendered the Shares, the number of Shares being withdrawn and other information. See Section 5 below and the Form of Notice of Withdrawal which accompanies the Offer.

If I change my mind after tendering my Shares, it is past the Expiration Date, and I have received payment for my tendered Shares, may I rescind my tender?

•No.

May I place any conditions on my tender of Shares?

•No.

Who may sign on my behalf?

•Only the holder of record as registered on the account or an authorized power of attorney. If a power of attorney signs on behalf of the holder of record, the document evidencing the power must accompany the Letter of Transmittal and must be dated or recertified within one year.

Is there a limit on the number of Shares I may tender?

•You may tender all of the Shares you own as of the Expiration Date of the Offer. However, we are limiting the aggregate number of Shares to be repurchased from all Stockholders to the number of shares we can repurchase with 90% of the proceeds we receive from the issuance of Shares under our DRIP in connection with the May 1, 2024 dividend. The number of Shares available to be repurchased is dependent upon the Purchase Price. See Section 1 below.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

•The Company will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro-rata basis, subject to “odd lot” priority, in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not timely withdrawn). If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw all such Shares before the Expiration Date, and you complete the section entitles “Odd Lots” in the Letter of Transmittal, we will purchase all of your Shares without subjecting the purchase to pro-rata reduction, upon the terms and subject to the conditions of the Offer. See Section 1 below. Participation in the Company’s DRIP will be automatically discontinued for any Shares properly tendered for repurchase (and not withdrawn) that are not repurchased as a result of a pro-rata reduction in Shares repurchased.

If I decide not to tender, how will the Offer affect the Shares I hold?

•If any Shares are tendered by Stockholders (and not timely withdrawn) and the Company does not issue any additional Shares, your percentage ownership interest in the Company will increase after completion of the Offer. See Section 10 below.

Does the Company have the financial resources to make payment for Shares accepted in the Offer?

•Yes. See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

•Payment for properly tendered Shares (not timely withdrawn) will be made as promptly as practicable following the Expiration Date. See Section 6 below.

Is my sale of Shares pursuant to the Offer a taxable transaction?

•We anticipate U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the Offer will treat such sale either as a “sale or exchange” or as a “dividend” for U.S. federal income tax purposes. Unless instructed otherwise, most taxpayers who sell their Shares will receive an Internal Revenue Service (the “IRS”) Form 1099-B, a copy of which will also be provided to the IRS. See Section 13 below for further details regarding the possibility of alternative tax treatment in connection with the sale of Shares pursuant to the Offer. Section 13 also discusses the tax treatment of Non-U.S. Stockholders. You are urged to consult your own tax advisor regarding the tax consequences to you of any sale of Shares pursuant to the Offer.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•Under most circumstances, yes. There are certain circumstances, however, in which the Company will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•In addition to those circumstances described in Section 3 below under which the Company is not required to accept tendered Shares, the Company has reserved the right to reject any and all tenders determined by it not to be in appropriate form. If a properly completed tender is not timely submitted prior to the Expiration Date, an investor must subsequently submit new tender documentation during the next offer period in order for his or her Shares to be repurchased during that period.

How will tendered Shares be accepted for payment?

•Properly tendered Shares will be accepted for payment by the Company promptly following the Expiration Date. See Section 6 below.

What action need I take if I decide not to tender my Shares?

•None.

Does management encourage Stockholders to participate in the Offer, and will they participate in the Offer?

•Neither the Company, nor the Board, nor the Adviser, nor Hines Securities, Inc. is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

•Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to the Company as follows.

Website:	www.mscincomefund.com/

Phone number:	713.350.6000

Hines Investor Services:	888.220.6121

Mailing address:	MSC Income Fund, Inc.
430 W. 7th Street
Kansas City, Missouri 64105

Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

1. Purchase Price; Number of Shares; Expiration Date.

We are offering to purchase the lesser of (i) the number of Shares we can repurchase with 90% of the proceeds we receive from the issuance of Shares under our DRIP in connection with our May 1, 2024 dividend payment and (ii) 2.5% of the weighted average number of the Shares outstanding in the prior four calendar quarters. The number of Shares to be repurchased is dependent upon the Purchase Price. The purpose of the Offer is to provide Stockholders with limited liquidity because there is otherwise no public market for the Shares. See Section 2 below. The Offer is for cash at the Purchase Price as determined by the pricing committee of the Board and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. You will not receive interest on the Purchase Price under any circumstances, and you will not be entitled to any dividends with record dates that occur on or after the date that the Company has accepted your Shares for purchase.

If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not timely withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro-rata basis, subject to “odd lot” priority, in accordance with the number of Shares duly tendered by or on behalf of each Stockholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you request to have repurchased. Participation in the Company’s DRIP will be automatically discontinued for any Shares properly tendered for repurchase (and not withdrawn) that are not repurchased as a result of a pro-rata reduction in Shares repurchased.

Any Stockholder who owns, beneficially or of record, aggregate of fewer than 100 Shares (an “odd lot”), properly tenders all, but not less than all, of its odd lot Shares, completes the section entitled “Odd Lots” in the Letter of Transmittal, and does not properly withdraw any of the tendered Shares before the Expiration Date is referred to herein as an “Odd Lot Holder.” To the extent that the number of Shares duly tendered (and not withdrawn) exceed the number of Shares offered for repurchase, all of the Shares of Odd Lot Holders will be accepted for payment before any pro-rata reduction of the repurchase of Shares properly tendered and not withdrawn by stockholders who are not Odd Lot Holders, provided that this priority to Odd Lot Holders is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if such holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority an Odd Lot Holder must tender all Shares owned by such Odd Lot Holder in accordance with the procedures described in Section 4 below.

As of March 26, 2024, there were 80,112,589 Shares issued and outstanding, and there were 14,195 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks and trust companies.

The Offer will remain open until the Expiration Date. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

We will publish a notice to all Stockholders by means of a public press release or some other public announcement, if we decide to extend, terminate, supplement or amend the terms of the Offer. If the Offer is scheduled to expire within ten (10) business days from the date we notify you of a significant amendment to the Offer, we also intend to extend the Offer, if necessary, to ensure that the Offer remains open for at least ten (10) business days after the date we publish notice of the amendment.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Eastern Time.

Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to Stockholders, including pursuant to our share repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board also considered the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•the effect of such repurchases on our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), (including the consequences of any necessary asset sales);
•the liquidity of our assets (including fees and costs associated with disposing of assets);
•our investment plans and working capital requirements;
•the relative economies of scale with respect to our size;
•our history in repurchasing Shares or portions thereof; and
•the condition of the securities markets.

The Board has approved the Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and Stockholders should consult with their personal advisors if they have questions about their financial and/or tax situations. As a result, we are not expressing any opinion as to whether a Stockholder should accept or reject the Offer.

2. Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide limited liquidity to our Stockholders because there is no public market for the Shares. Under our share repurchase program, we plan to conduct quarterly tender offers up to the lesser of (i) the number of Shares we can repurchase with the proceeds we receive from the issuance of Shares under the DRIP and (ii) 2.5% of our weighted average number of outstanding Shares in the prior four calendar quarters, at the discretion of our Board of Directors. For the purposes of this Offer, the Company has determined that the aggregate repurchase will equal 90% of the amount of the DRIP proceeds resulting from the May 1, 2024 dividend payment. We will repurchase tendered Shares to allow our Stockholders to receive the Purchase Price as determined by the pricing committee of the Board.

Our share repurchase program recognizes that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event.” A liquidity event could include (1) the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation, (2) a listing of our Shares on a national securities exchange, or (3) a merger or another transaction approved by our Board in which our Stockholders will receive cash or shares of a publicly traded company. We and our Board have and will continue evaluating potential opportunities to provide a liquidity event to the Company’s Stockholders on such terms and conditions that would be in the best interests of the Company and its Stockholders. There can be no assurance when a suitable transaction will be available or when market conditions for a liquidity event will be favorable. In making a determination of what type of liquidity event is in the best interest of the Company and its Stockholders, our Board, including our independent directors, may consider a variety of criteria, including portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, market conditions for the sale of our assets or listing of our securities, internal management considerations and the potential for Stockholder liquidity.

At the sole discretion of our Board, we may use cash on hand, cash available from borrowings and cash from liquidation of investments to repurchase Shares.

Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we do not have any current plans or proposals and are not engaged in any negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (iv) any change in the present Board or management of the Company, including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board; (v) any other material change in the Company’s corporate structure or business; (vi) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”); (vii) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (viii) other than in connection with transactions in the ordinary course of the Company’s operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (ix) any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3. Certain Conditions of the Offer.

Shares held of record as of the date of this Offer are eligible to be repurchased pursuant to the Offer. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro-rata basis, subject to the exception for Odd Lot Holders who tender all of their Shares.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such purchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Company, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country which is material to the Company, (iii) limitation which affects the Company or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition that, in the Board’s judgment, would have a material adverse effect on the Company or its Stockholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding.

We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us at:

MSC Income Fund, Inc.
430 W. 7th Street
Kansas City, Missouri 64105
Phone: 888.220.6121
Fax: 877.616.1113

The Letter of Transmittal must be received by us at the address above before the Expiration Date.

a. Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before the Expiration Date. These materials may be sent via mail, courier or personal delivery. If your Shares are custodial held or broker controlled, approval is required from the third party. The Letter of Transmittal must be signed by the third party. Odd Lot Holders must tender all of their Shares and complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the priority treatment available to Odd Lot Holders set forth in Section 1.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

b. Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or Stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding.

SS&C GIDS, INC., AS TRANSFER AGENT FOR THE COMPANY, WILL NOT BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND WILL NOT INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c. United States Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding tax on gross payments made pursuant to the Offer, prior to receiving such payments, each Stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed IRS Form W-9 (“Form W-9”) or substitute IRS Form W-9 (included with the original subscription) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), IRS Form W-8EXP (“Form W-8EXP”) or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. For this purpose, a “U.S. Stockholder” is, in general, a Stockholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any Stockholder other than a U.S. Stockholder.

5. Withdrawal Rights.

At any time prior to the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after May 22, 2024 (which is 40 business days after the commencement of the Offer), any Stockholder may withdraw any number of the Shares that the Stockholder has tendered. To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier, facsimile or personal delivery at the address listed in Section 4 of this Offer to Purchase. Any notice of withdrawal must be substantially in the form that accompanies the Offer and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of the Offer. We will have accepted for payment Shares validly submitted for purchase and not timely withdrawn, when we give oral or written notice to SS&C GIDS, Inc., our transfer agent, of our acceptance for payment of such Shares pursuant to the Offer. The Purchase Price will be the net asset value per Share as of May 1, 2024, as determined by the pricing committee of the Board within 48 hours prior to the pricing date. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by their broker, dealer or other institution for processing the tender requested. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.
Any tendering Stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8IMY, Form W-8ECI or Form W-8EXP) and provide such properly completed form to us may be subject to federal backup withholding tax on the gross proceeds paid to such Stockholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding on the gross proceeds payable to tendering Non-U.S. Stockholders.

7. Source and Amount of Funds.

As an example, assuming we purchase 518,173 of our issued and outstanding Shares pursuant to the Offer, the number of shares we were able to repurchase in connection with our January 2024 tender offer, and assuming, as an example, a purchase price of $7.81 per Share, which was our net asset value per Share as of January 31, 2024, the total cost to us would be approximately $4,047,000. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to 90% of the proceeds we receive from the issuance of Shares under our DRIP. The actual number of Shares that will be repurchased and the Purchase Price at which such repurchases will occur and, therefore, our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time. At the sole discretion of our Board, we may use cash on hand, cash available from borrowings and cash from liquidation of investments to repurchase Shares.

8. Financial Statements.

Financial statements have not been included herein because the consideration offered to Stockholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act and files its reports electronically on the EDGAR system.

Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

As of the date hereof, no Stockholder is a beneficial owner of more than 5% of our outstanding Shares, as determined in accordance with Rule 13d-3 under the Exchange Act. The following table sets forth information with respect to the beneficial ownership of our Shares as of March 26, 2024, by (1) our directors, (2) our executive officers and (3) all of our directors and executive officers as a group. Except as otherwise indicated, all Shares are owned directly, and the owner of such Shares has the sole voting and investment power with respect thereto.

	Shares Beneficially Owned as of March 26, 2024
Name and Address (1)	Number (2)	Percentage of Current Ownership (3)
Interested Directors:
Dwayne L. Hyzak	20,979	*
Independent Directors:
Robert L. Kay	20,000	*
John O. Niemann, Jr.	56,429	*
Jeffrey B. Walker	30,129	*
Executive Officers (that are not directors)
David L. Magdol	16,783	*
Jesse E. Morris	—	—
Jason B. Beauvais	8,392	*
All executive officers and directors as a group (7 persons)	152,712	*
* Amount represents less than 1%

(1)The address of each beneficial owner is c/o MSC Income Fund, Inc., 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056.
(2)For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under Exchange Act pursuant to which a person is deemed to have “beneficial ownership” of Shares that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of March 26, 2024 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.
(3)Based on a total of 80,112,589 Shares issued and outstanding on March 26, 2024.

Except for transactions pursuant to the DRIP, our sale of Shares to Main Street and the Company’s offer to repurchase Shares pursuant to our modified “Dutch Auction” tender offer as described in the tender offer statement and related offer materials, filed with the SEC on February 5, 2024, based upon our records and upon information provided to us, there have not been any other transactions in Shares that were effected during the past 60 days, by any of our directors or executive officers, any person controlling the Company (including the Adviser and Main Street), any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in this Offer to Purchase or the documents incorporated by reference herein, neither the Company nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the

Offer with respect to any of the Company’s securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Stockholders who do not tender Shares. All Stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11. Certain Information about the Company.

We are an externally managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the 1940 Act. Formed as a Maryland corporation on November 28, 2011, we are externally managed by our Adviser. We have elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. We have retained the Adviser to act as our investment adviser pursuant to an investment advisory and management agreement with the Adviser. Our Adviser is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. Our Adviser is registered as an investment adviser with the SEC.

Our principal investment objective is to maximize our portfolio’s total return by generating current income from our debt investments and current income and capital appreciation from our equity and equity-related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company. We seek to achieve our investment objective through our Private Loan (as defined below), lower middle market (“LMM”) and middle market (“Middle Market”) investment strategies. Our Middle Market investment strategy involves investments in companies with annual revenues typically between $150 million and $1.5 billion. Our LMM investment strategy involves investments in companies that are generally smaller in size than our Middle Market companies, with annual revenues typically between $10 million and $150 million. Private Loan, LMM and Middle Market portfolio investments generally range in size from $1 million to $20 million.

Private Loan investments generally consist of loans that have been originated directly by Main Street or through strategic relationships with other investment funds on a collaborative basis and are often referred to in the debt markets as “club deals.” Our Private Loan portfolio debt investments are generally secured by a first priority lien on the assets of the portfolio company and typically have a term of between three and seven years from the original investment date.

The principals of our Adviser have access to a broad network of relationships with financial sponsors, commercial and investment banks, Middle Market companies and leaders within a number of industries that we believe will produce significant investment opportunities. We leverage the experience and expertise of the principals of our Adviser to execute our investment strategies. Our Adviser is wholly owned by Main Street Capital Corporation, an internally managed publicly traded business development company. Main Street’s primary investment focus is providing customized debt and equity financing to LMM companies and debt capital to Middle Market companies that operate in diverse industry sectors.

Our address is 1300 Post Oak Boulevard, 8th Floor, Houston, Texas 77056. Our phone number is (713) 350-6000. Our fax number is (713) 350-6042.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 8, 2024; and
•our Current Reports on Form 8-K (not including any information which is “furnished” and not “filed”), as filed with the SEC on March 8, 2024 and March 11, 2024.
Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC prior to the Expiration Date. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

13. Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of certain United States federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could apply on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to Stockholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a Stockholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to any corporation, partnership, estate, trust or other entity created or organized in or under the laws of the United States or any state thereof or the District of Columbia for U.S. federal tax purposes (or their partners, members, etc.) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisors regarding the federal, state, local and foreign tax consequences of a sale of Shares pursuant to the Offer. Please also refer to Section 4.c. “Procedures for Tendering Shares - United States Federal Backup Withholding,” above.
a. U.S. Stockholders. The sale of Shares by a U.S. Stockholder pursuant to the Offer generally will be treated as a sale or exchange for U.S. federal income tax purposes or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Stockholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, the U.S. Stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the holding period for such Shares is more than one year. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Stockholder acquires substantially identical Shares, including Shares purchased pursuant to the Company’s DRIP, within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired by the U.S. Stockholder will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the U.S. Stockholder (or amounts credited to the U.S. Stockholder as undistributed capital gains) with respect to such Shares.
A distribution will be considered to have been made in “complete termination” of a U.S. Stockholder’s interest in the Company within the meaning of Section 302(b)(3) of the Code if either: (i) all of the Shares then actually and constructively owned by the U.S. Stockholder are tendered by such U.S. Stockholder pursuant to the Offer; or (ii) all of the Shares actually owned by the U.S. Stockholder are tendered by such U.S. Stockholder pursuant to the Offer, the only remaining Shares the U.S. Stockholder constructively owned are actually owned by such U.S. Stockholder’s family members, and the U.S. Stockholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. A distribution in partial redemption of a U.S. Stockholder’s stock in the Company will be considered “substantially disproportionate” under Section 302(b)(2) of the Code with respect to the U.S. Stockholder if: (i) immediately after the redemption, the U.S. Stockholder owns less than 50 percent of the total combined voting power of all classes of voting stock in the Company; (ii) the U.S. Stockholder’s percentage ownership of voting stock in the Company immediately after the redemption is less than 80 percent of the same percentage immediately beforehand; and (iii) the U.S. Stockholder’s percentage ownership of common stock in the Company (voting or nonvoting) after the redemption is less than 80 percent of the same percentage immediately beforehand. A distribution of partial redemption of Shares in the Company by a U.S. Stockholder will qualify as an exchange under Section 302(b) of the Code if such distribution satisfies the “not essentially equivalent to a dividend” test of Section 302(b)(1) of the Code. This test should be met if, under all of the facts and circumstances, there is a “meaningful reduction” in a U.S. Shareholder’s ownership interest in the Company after completion of the Offer, as compared with the ownership interest maintained by the U.S. Shareholder immediately before the Offer. The IRS has issued rulings in situations involving redemptions of stock owned by minority shareholders of publicly traded corporations, where each such minority shareholder owned, directly and indirectly, less than 1% of the value and voting power and economic interest held by such minority shareholders in such corporations.
If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a U.S. Stockholder who sells Shares pursuant to the Offer will be taxable to the U.S. Stockholder as a “dividend” to the extent of such U.S. Stockholder’s share of the Company’s current and accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the U.S. Stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the U.S. Stockholder’s adjusted tax basis in such case will constitute taxable gain. To the extent any amount treated as a dividend is reported by the Company as derived from “qualified dividend income,” such amount will be subject to tax in the hands of a U.S. non-corporate Stockholder at rates applicable to net capital gains, provided holding period and other requirements are met at both the U.S. non-corporate Stockholder and Company level. Similarly, if a portion of the Company’s income for the taxable year in which an amount treated as a dividend is paid consists of qualifying dividends paid by U.S. corporations and is properly reported by the Company, such portion might qualify for the dividends received deduction when received by certain U.S. corporate Stockholders, provided holding period and other requirements are met at both the U.S. corporate Stockholder and Company level. If the amounts received by a tendering U.S. Stockholder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the Shares tendered to the Company will be transferred to any remaining Shares held by such U.S. Stockholder.
In addition, if a tender of Shares is treated as a “dividend” to a tendering U.S. Stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a U.S. Stockholder, including U.S. Stockholders who do not tender any Shares pursuant to the Offer, whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Under Section 305(c) of the Code, a distribution by a corporation of its stock or its rights to acquire its stock is treated as a dividend if the distribution (or series of distributions of which such distribution is one) results in the distribution of money or other property by some shareholders, and results in the increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (e.g., pursuant to certain tender offer transactions).
An additional 3.8% Medicare tax is imposed on certain net investment income (including dividends or gains recognized in connection with payments made to U.S. Stockholders pursuant to the Offer) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. U.S. Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer, subject to “odd lot” priority, will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Company may be required to withhold 24% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer as backup withholding unless the U.S. Stockholder has completed and submitted to the Company Form W-9 (or substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. Even though the Company may have received a completed Form W-9 from a U.S. Stockholder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to that effect.
b. Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether the sale is “effectively connected” with a trade or business carried on in the U.S. by such Non-U.S. Stockholder (or, if an income tax treaty applies, if the Non-U.S. Stockholder is considered to maintain a U.S. permanent establishment for U.S. federal tax purposes) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so “effectively connected” (or, if an income tax treaty applies, if the Non-U.S. Stockholder is not considered to maintain a U.S. permanent establishment for U.S. federal tax purposes) and if, consistent with the considerations discussed above for U.S. Stockholders, the sale of Shares pursuant to the Offer is treated as a sale or exchange rather than a dividend for U.S. federal income tax purposes, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, a Non-U.S. Stockholder is deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Company with respect to Shares sold pursuant to the Offer, the portion of the distribution treated as a dividend (which may not include the portion of such dividend attributable to certain interest income and certain capital gain income) to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder is not considered to maintain a U.S. permanent establishment for U.S. federal tax purposes). If the amount realized on a sale of Shares by a Non-U.S. Stockholder pursuant to the Offer is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder is considered to maintain a U.S. permanent establishment for U.S. federal tax purposes), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.
Any dividends received by a corporate Non-U.S. Stockholder in connection with any Shares tendered by a Non-U.S. Stockholder pursuant to the Offer that are effectively connected with a U.S. trade or business in which the corporate Stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Stockholders should provide the Company with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form in order to avoid backup withholding (at a rate of 24%) on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

The Foreign Account Tax Compliance Act provisions of the Code, the related U.S. Treasury and IRS guidance issued thereunder, as well as the applicable intergovernmental agreements (“IGAs”) entered into between the United States and certain foreign governments (collectively, “FATCA”) generally imposes a 30% withholding tax on certain payments made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution (“FFI”), defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity (“NFFE”), the entity identifies and provides information in respect of substantial U.S. owners of such entity. The types of payments subject to FATCA withholding include, among others, dividends and the gross proceeds from the sale, exchange, or other disposition of any property, such as Shares, that could produce U.S. source dividends. Accordingly, any payment made to a tendering Non-U.S. Stockholder who is a FFI or NFFE may be subject to a 30% FATCA withholding tax. However, if a tendering Non-U.S. Stockholder is subject to withholding under FATCA as well as is subject to either backup withholding or U.S. nonresident withholding at source, the Company will withhold only under FATCA (subject to an ability by the Company to elect to backup withhold in certain circumstances).

As the Company cannot determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering Non-U.S. Stockholder that is a FFI or NFFE will generally be subject to a 30% withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners”. Certain Non-U.S. Stockholders may fall into certain exempt, excepted or deemed-compliant categories as established by the Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. Stockholder generally must provide a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI, Form W-8EXP or other applicable form, signed under penalty of perjury and properly certifying such Non-U.S. Stockholder’s status under FATCA, to the Company.

c. Other Tax Consequences. The Company’s purchase of Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Company’s ability to use capital loss carryforwards to offset future capital gains. Therefore, in certain circumstances, Stockholders who remain Stockholders following completion of the Offer may incur taxes sooner or incur more taxes associated with their investment in the Company, than they would have had the Offer not occurred.

Under Treasury regulations directed at tax shelter activity, if a U.S. Stockholder recognizes a loss of $2 million or more in the case of an individual or other U.S. non-corporate Stockholder or $10 million or more in the case of a U.S. corporate Stockholder, such Stockholder must file a disclosure statement on IRS Form 8886 with the IRS. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all RICs. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether a taxpayer’s treatment of the loss is proper. U.S. Stockholders should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment in Shares.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax advisor to determine the particular tax consequences to such Stockholder of the Offer, including the applicability and effect of federal, state, local and foreign tax laws.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the Expiration Date by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

Some of the statements in this Offer may constitute forward-looking statements because they relate to future events or our future performance or financial condition. Words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risks Factors” section and elsewhere in our annual report on Form 10-K for the year ended December 31, 2023 as well as in subsequent filings with the SEC. Other factors that could cause actual results to differ materially include changes in the economy; risks associated with possible disruption in our operations or the economy generally; and future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in the Offer on information available to us on the date of the Offer. Except as required by the federal securities laws, we assume no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in the Offer are excluded from the safe harbor protection provided by Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.